Exhibit 99.1
News Release

Contacts:
First Solar, Inc.
Jens Meyerhoff	Larry Polizzotto
Chief Financial Officer	Vice President, Investor Relations
(602) 414 - 9315	(602) 414 - 9315
investor@firstsolar.com	lpolizzotto@firstsolar.com
First Solar, Inc. Announces 2008 Fourth Quarter and Year-end Financial
Results
Tempe, AZ — February 24, 2009 — First Solar, Inc. (NASDAQ: FSLR) today announced its financial results for the fourth quarter and fiscal year ended, December 27, 2008. Quarterly revenues were $433.7 million, up from $348.7 million in the third quarter of fiscal 2008 and up from $200.8 million in the fourth quarter of fiscal 2007. Revenues for the fiscal year ended December 27, 2008 were $1,246.3 million, up from $504.0 million in fiscal year 2007.
Net income for the fourth quarter of fiscal 2008 was $132.8 million or $1.61 per share on a fully diluted basis, compared to net income of $99.3 million or $1.20 per share on a fully diluted basis for the third quarter of fiscal 2008. Net income for the fourth quarter of fiscal 2007 was $62.9 million or $0.77 per share on a fully diluted basis.
Net income for fiscal 2008 was $348.3 million or $4.24 per share on a fully diluted basis compared to net income of $158.4 million for fiscal 2007 or $2.03 per share on a fully diluted basis.
First Solar will discuss these results and expected results for fiscal 2009 in a conference call scheduled for today at 2:30 p.m. MST (4:30 p.m. EDT). Investors may access a live audio web cast of this conference call in the Investors section of the company’s website at http://www.firstsolar.com. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Friday, February 26, 2009 at 9:59 p.m. MST (11:59 p.m. EDT) and can be accessed by dialing 888-266-2081 if you are calling from within the United States or 703-925-2533 if you are calling from outside the United States and entering access ID number 1325337. A replay of the web cast will be available for 90 calendar days, approximately two hours after the conclusion of this call.
About First Solar, Inc.

First Solar, Inc. (NASDAQ: FSLR) manufactures solar modules with an advanced thin film semiconductor technology and provides comprehensive PV solutions that significantly reduce solar electricity costs. By enabling clean, renewable electricity at competitive prices, First Solar provides an economic and environmentally responsible alternative to existing peaking fossil-fuel electric generation. First Solar PV power plants operate with no water, air emissions or waste stream. First Solar set the benchmark for environmentally responsible product life cycle management by introducing the industry’s first comprehensive collection and recycling program for solar modules. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective renewable energy solutions that protect and enhance the environment.
For First Solar Investors:

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007
Net sales	$433,651	$200,797	$1,246,301	$503,976
Cost of sales	199,725	89,847	567,908	252,573

Gross profit	233,926	110,950	678,393	251,403

Operating expenses:
Research and development	11,080	4,432	33,517	15,107
Selling, general and administrative	52,747	24,191	174,039	82,248
Production start-up	8,771	4,065	32,498	16,867

Total operating expenses	72,598	32,688	240,054	114,222

Operating income	161,328	78,262	438,339	137,181
Foreign currency gain	6,190	1,165	5,722	1,881
Interest income	4,227	7,214	21,158	20,413
Interest expense, net	(378)	(163)	(509)	(2,294)
Other income (expense), net	245	(338)	(934)	(1,219)

Income before income taxes	171,612	86,140	463,776	155,962
Income tax expense (benefit)	38,841	23,266	115,446	(2,392)

Net income	$132,771	$62,874	$348,330	$158,354

Net income per share:
Basic	$1.63	$0.80	$4.34	$2.12

Diluted	$1.61	$0.77	$4.24	$2.03

Weighted-average number of shares used in per share calculations:
Basic	81,345	78,192	80,178	74,701

Diluted	82,450	81,318	82,124	77,971

FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 27,	December 29,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$716,218	$404,264
Marketable securities — current	76,042	232,686
Accounts receivable, net	61,703	18,165
Inventories	121,554	40,204
Deferred project costs	710	2,643
Economic development funding receivable	668	35,877
Deferred tax asset, net — current	9,922	3,890
Prepaid expenses and other current assets	90,584	64,780

Total current assets	1,077,401	802,509
Property, plant and equipment, net	842,622	430,104
Deferred tax asset, net — noncurrent	61,325	51,811
Marketable securities — noncurrent	29,559	32,713
Restricted cash and investments	30,059	14,695
Investment in related party	25,000	—
Goodwill	33,829	33,449
Other assets — noncurrent	14,707	6,031

Total assets	$2,114,502	$1,371,312

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,251	$26,441
Income tax payable	99,938	24,487
Accrued expenses	140,899	76,256
Short-term debt	—	24,473
Current portion of long-term debt	34,951	14,836
Other current liabilities	59,738	14,803

Total current liabilities	381,777	181,296
Accrued collection and recycling liabilities	35,238	13,079
Long-term debt	163,519	68,856
Other liabilities — noncurrent	20,926	10,814

Total liabilities	601,460	274,045

Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 81,596,810 and 78,575,211 shares issued and outstanding at December 27, 2008 and December 29, 2007, respectively	82	79
Additional paid-in capital	1,176,156	1,079,775
Accumulated earnings	361,225	12,895
Accumulated other comprehensive income (loss)	(24,421)	4,518

Total stockholders’ equity	1,513,042	1,097,267

Total liabilities and stockholders’ equity	$2,114,502	$1,371,312